   As filed with the Securities and Exchange Commission on October 1, 1996
                                                 REGISTRATION NO. 33- __________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                             ----------------------
                               HARSCO CORPORATION
             (Exact name of registrant as specified in its charter)

                          Delaware                                                 23-1483991
(State or other jurisdiction of incorporation or organization)       (I.R.S. Employer Identification No.)

                                  P.O. Box 8888
                       Camp Hill, Pennsylvania 17001-8888
                                 (717) 763-7064
                    (Address of principal executive offices)

                               HARSCO CORPORATION
                     1995 NON-EMPLOYEE DIRECTORS' STOCK PLAN
                            (Full title of the plan)

                                 PAUL C. COPPOCK
              Senior Vice President, Chief Administrative Officer,
                          General Counsel and Secretary
                               Harsco Corporation
                                  P.O. Box 8888
                       Camp Hill, Pennsylvania 17001-8888
                                 (717) 763-7064
 (Name, address and telephone number, including area code, of agent for service)

                                    Copy to:
                             THOMAS C. RUSSLER, ESQ.
                               Graham & James LLP
                                885 Third Avenue
                            New York, New York 10022
                                 (212) 848-1000

                                           CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------
                                                        PROPOSED           PROPOSED
                                                         MAXIMUM           MAXIMUM
             TITLE OF                 AMOUNT TO BE   OFFERING PRICE       AGGREGATE           AMOUNT OF
   SECURITIES TO BE REGISTERED       REGISTERED(1)   PER SHARE(2)    OFFERING PRICE(2)   REGISTRATION FEE
----------------------------------------------------------------------------------------------------------

Common Stock, $1.25 par value(3)     150,000 shares      $62.44           $9,365,625            $2,839
----------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), includes an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Plan as the result of any future stock split, stock dividend or similar adjustment of the outstanding Common Stock.

(2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act on the basis of the average of the high and low prices of the Common Stock on the New York Stock Exchange on September 30, 1996 as reported in The Wall Street Journal.

(3) There are also being registered hereunder contingent preferred stock purchase rights attached to and evidenced by the Common Stock.

================================================================================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

         The following documents filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act and the Securities and Exchange Act of 1934, as amended (the "Exchange Act") by Harsco Corporation (the "Company") are incorporated herein by reference:

         (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

         (b) The Company's Quarterly Reports on Form 10-Q for the calendar quarters ended March 31, 1996, and June 30, 1996; and

         (d) The description of the Company's Common Stock (including certain contingent preferred stock purchase rights) contained in the Registration Statement on Form S-3 (No. 33-56885) under the caption "Common Stock" filed with the Commission under the Securities Act on December 15, 1994.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters the securities offered hereby then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Reference is made to Article III, Section 9 of the By-Laws of the Company, filed as Exhibit 3(b) hereto, which provides for indemnification of all directors and officers of the Company in their capacities as such to the full extent permitted by the laws of the State of Delaware, under the law of which the Company is incorporated.

         Reference is made to Article Thirteenth, Section (b) of the Certificate of Incorporation of the Company, filed as Exhibit 3(a) hereto, which eliminates the liability of a Director to the Company and its stockholders for monetary damages for breach of the Director's fiduciary duty of care.

         Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person (or his personal representatives) who, by reason of the fact that such person is or was a director or officer of such corporation, is made (or threatened to be made) a party to an action other than one brought on behalf of the corporation, against reasonable expenses (including attorneys' fees), judgments, fines and settlement payments, if such person acted in good faith and in a manner he reasonably believed to be not opposed to the best interests of such corporation and, in criminal actions, in addition, had no reasonable cause to believe his conduct was unlawful. In the case of actions on behalf of the corporation, indemnification may extend only to reasonable expenses (including attorneys' fees) and only if such person acted in good faith and in a manner he reasonably believed to be not opposed to the best interests of the corporation, provided that no such indemnification is permitted in respect of any claim as to which such person is liable for negligence or misconduct except to the extent that a court otherwise provides. To the extent that such person has been successful in defending any action (even one on behalf of the corporation), he is entitled to indemnification for reasonable expenses (including attorneys' fees).

         The indemnification provided for by the statute is not exclusive of any other rights of indemnification, and a corporation may maintain insurance against liabilities for which indemnification is not expressly provided by the statute.

         There is presently in force liability insurance providing coverage up to $40 million per policy year (with certain deductibles and exceptions) for past, present and future directors and officers of the Company acting in such capabilities.

ITEM 8.  EXHIBITS.

       See the Index to Exhibits attached hereto.

ITEM 9.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the provision described in Item 6 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Wormleysburg, Commonwealth of Pennsylvania, on September 24, 1996.

                                            HARSCO CORPORATION

                                            By:      /s/ Derek C. Hathaway
                                                --------------------------------
                                                       Derek C. Hathaway
                                                            Chairman

         Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on September 24, 1996. Each person whose individual signature appears below hereby authorizes Derek C. Hathaway and Paul C. Coppock, or any one of them, to execute in the name of each such person and to file any amendment to this registration statement and appoints Derek C. Hathaway and Paul C. Coppock, or any one of them, as attorneys in fact to sign on his behalf individually and in each capacity stated below and to file any amendments to this registration statement.

         SIGNATURE                                     CAPACITY
         ---------                                     --------

     /s/ Derek C. Hathaway                        Chairman, President,
---------------------------------        Chief Executive Officer and Director
       Derek C. Hathaway                     (Principal Executive Officer)


     /s/ Leonard A. Campanaro                    Senior Vice President
---------------------------------             and Chief Financial Officer
       Leonard A. Campanaro                  (Principal Financial Officer)


    /s/ Salvatore D. Fazzolari               Vice President and Controller
---------------------------------           (Principal Accounting Officer)
      Salvatore D. Fazzolari


       /s/ Robert L. Kirk                              Director
---------------------------------
         Robert L. Kirk


      /s/ James E. Marley                              Director
---------------------------------
         James E. Marley

      /s/ Robert F. Nation                             Director
---------------------------------
        Robert F. Nation

       /s/ Nilon H. Prater                             Director
---------------------------------
         Nilon H. Prater

             SIGNATURE                                        CAPACITY
             ---------                                        --------

      /s/ James I. Scheiner                                   Director
---------------------------------
        James I. Scheiner


     /s/ Andrew J. Sordoni, III                               Director
 ---------------------------------
       Andrew J. Sordoni, III


     /s/ Robert C. Wilburn                                    Director
---------------------------------
        Robert C. Wilburn

                                INDEX TO EXHIBITS

EXHIBIT
NUMBER        DESCRIPTION
-------       -----------

    3   (a)   Articles of Incorporation of the Company as amended April 24, 1990
              (Exhibit 4(a) to Registration No. 33-56885).*

        (b) By-Laws of the Company as amended April 25, 1990 (Exhibit 3(b) to Form 10-K for the year ended December 31, 1990).*

    4 Rights Agreement, dated as of September 29, 1987, between the Company and The Chase Manhattan Bank, N.A. (Exhibit 1 to Form 8-A filed on October 2, 1987).*

    5 Opinion of Graham & James LLP as to the legality of the Common Stock offered hereby.

   23   (a)   Consent of Coopers & Lybrand L.L.P.

        (b)   Consent of Graham & James LLP (included in Exhibit 5).

   24 Powers of attorney (reference is made to pages II-3 and II-4 of this registration statement).

   99 Harsco Corporation 1995 Non-Employee Directors' Stock Plan (Exhibit B to the Company's Definitive Proxy Statement (Form DEF
              14A) filed on March 23, 1995).*

---------------------
* Incorporated by reference.